EXHIBIT 16.2



PricewaterhouseCoopers, LLP
Ten Almaden Boulevard, Suite 1600
San Jose, California  95113


August 19, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read the statements made by Datalink Systems Corporation (copy attached) which we understand were filed with the Commission, pursuant to Item 4 of Form 8-K/A, as part of the Company's Form 8-K/A report as of July 17, 1998. Further to our letters to the Commission of July 27, 1998 and August 12, 1998, we agree with the statements concerning our Firm contained in such Form 8-K/A, except as set forth below:

     Paragraph 6 of the Company's response states: "Although PwC did recommend the application of EITF 88-18 to the sale of technology in the financial disclosures made in the Company's September 11, 1996 8-K/A and the 10-QSB for the quarter ending September 30, 1996, after these filings were made, the senior PwC audit partner informed the Company that PwC had changed its position regarding the applicability of EITF 88-18 to the technology sale transaction. The Company was then instructed to prepare its 10-QSB for the quarter ended December 31, 1996, using an accounting treatment that did not apply EITF 88-18." PwC has never changed its position regarding the applicability of EITF 88-18, nor did it instruct the Company to prepare the December 31, 1996 10-QSB using a different accounting treatment. No discussion took place regarding the preparation of the December 1, 1996 10-QSB.

     Paragraph 8 of the Company response states: "Subsequently PwC informed the Company that it had again changed its position and recommended that EITF 88-18 be applied to treatment of such revenues for purposes of the Company's financial disclosure in its 1997 10-KSB and future reports filed with the Commission. Although the Company did not resist complying with PwC's recommendation, there was concern over PwC's inconsistent direction regarding this EITF 88-18 issue and accordingly Company management met with the PwC Senior Audit Partner in September 1997 to discuss said concern. "PwC has never changed its position regarding the applicability of EITF 88-18. The Company's CEO repeatedly objected to the application of EITF 88-18 during the 1997 and 1998 audits. In September 1997, at PwC's request, a meeting was held with the Company CEO to advise him again that EITF 88-18 was applicable to the Company's sale of technology of reportable conditions based on the 1997 audit, and its management letter comments.

     Paragraph 16 of the Company's response states: "The Company had completely reconciled its stock option and common stock activity for the year ended March 31, 1997, when it was directed by PwC to revise the financial disclosure in the 1997 Form 10-KSB and re-apply the EITF 88-18 treatment to the sale of technology. The Company had prepared the 1997 Form 10-KSB

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consistent with the sale of technology treatment directed by PwC in the
Company's prior Form 10-QSB for the quarter ended December 31, 1996. Upon learning of the new application of EITF 88-18, the Company tried to quickly revise its 1997 Form 10-KSB and file it with the Commission; however, due to the extensive nature of the revision required by the EITF 88-18 treatment, the Company was unable to file the Form 10-KSB until August 12, 1997." PwC has never changed its position regarding the applicability of EITF 88-18. The Company did not complete a timely reconciliation of its stock option and common stock activity for the year ended March 31, 1997 and required additional time to perform these reconciliations. This additional time resulted in the late filing of the 1997 Form 10-KSB.

     Paragraph 17 of the Company's response states: "The Company's concerns regarding the inconsistent direction from PwC on the EITF 88-18 issue were discussed with the PwC senior partner after the 1997 Form 10-KSB filing was made." PwC has never changed its position regarding the applicability of EITF 88-18.

     Paragraph 29 of the Company's response states: "The Company was surprised by PwC's repeated reversals of its position on the applicability of EITF 88-18 to treatment of the transaction and revenues in question; however, it denies any failure on its part to cooperate fully with PwC regarding the issue and strongly objects to any suggestion to the contrary." PwC has never changed its position regarding the applicability of EITF 88-18.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP